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                                                                     EXHIBIT 3.2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       NEW CENTURY FINANCIAL CORPORATION,
                             A DELAWARE CORPORATION


          New Century Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          1. The name of the Corporation is New Century Financial Corporation. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 17, 1995.

          2. Amendments to the Corporation's Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on November 25, 1996 and January 9, 1997 and a Certificate of Designation of Series A and B Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 1995.

          3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and having been duly adopted in accordance therewith, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this Corporation, as it may have heretofore been amended or supplemented.

          4. The text of the Certificate of Incorporation of the Corporation, as it may have heretofore been amended or supplemented, is hereby further amended and restated to read in its entirety as follows:

                                  ARTICLE I.
                                     NAME

          The name of the corporation is New Century Financial Corporation (the "Corporation").


                                  ARTICLE II.
                          REGISTERED AGENT AND OFFICE

          The name and address of the initial registered office and registered agent of the corporation is Corporation Service Company, 1013 Center Road, Wilmington, New Castle County, Delaware 19805.



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                                 ARTICLE III.
                                   PURPOSES

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE IV.
                                 CAPITAL STOCK

          SECTION 4.1 CAPITAL STOCK. The total number of shares of capital stock
                      -------------
which the Corporation shall have the authority to issue is 52,500,000, of which
(i) 45,000,000 shares shall be Common Stock, par value $0.01 per share (the "Common Stock"), and (ii) 7,500,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited, multiple, fractional or non-voting rights, and such designations, preferences, limitations or restrictions thereof of any series that may be desired in respect of the Preferred Stock.


                                  ARTICLE V.
                                   DIRECTORS

          SECTION 5.1 GENERAL. The business and affairs of the Corporation shall
                      -------
be managed by or under the direction of the Board of Directors, except as otherwise provided herein or required by law.

          SECTION 5.2 NUMBER OF DIRECTORS. The Board shall initially consist of
                      -------------------
nine directors; thereafter the number of directors shall be fixed or altered exclusively by resolutions adopted by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director.

          SECTION 5.3 CLASSIFICATION AND TERMS OF DIRECTORS. The Directors,
                      -------------------------------------
other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders, the successor or successors of the class of

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Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

          Notwithstanding the foregoing, whenever, pursuant to the provision of
Article IV of this Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 5.3.

          During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected or qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

          SECTION 5.4 REMOVAL OF DIRECTORS. Subject to the rights, if any, of
                      --------------------
the holders of any series of Preferred Stock to elect directors and to remove any director whom the holders of such stock have the right to elect, no director may be removed from office by the stockholders except for cause with the

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affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.


                                  ARTICLE VI.
                            LIMITATION OF LIABILITY

          To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation shall, to the fullest extent permitted by law, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors or officers of the Corporation. The Corporation is authorized to provide by Bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article VI shall not result in any liability of a director or officer, or any change or reduction in the indemnification to which a director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.


                                 ARTICLE VII.
                              AMENDMENT OF BYLAWS

          Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors.


                                 ARTICLE VIII.
                        STOCKHOLDERS MEETING REQUIREMENT

          Any election or other action by stockholders of this Corporation must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.

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          5. The foregoing Amended and Restated Certificate of Incorporation has
been approved by the Corporation's Board of Directors by written consent in accordance with Section 141(f) of the Delaware General Corporation Law.

          6. Pursuant to the provisions of Section 228 of the Delaware General Corporation Law, the stockholders of this Corporation consented to the above Amended and Restated Certificate of Incorporation.

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          IN WITNESS WHEREOF, New Century Financial Corporation has caused this
Amended and Restated Certificate of Incorporation to be signed by Robert K. Cole, its Chief Executive Officer, and attested by Brad A. Morrice, its Secretary, this ____ day of May, 1997.


                                 NEW CENTURY FINANCIAL CORPORATION



                                 By: /s/ ROBERT K. COLE
                                    -----------------------
                                    Robert K. Cole
                                    Chief Executive Officer

ATTEST:



By:  /s/ BRAD A. MORRICE
     -----------------------------------------
     Brad A. Morrice
     Secretary

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